EXHIBIT 4.6

NOTE AND WARRANT PURCHASE AGREEMENT

PACIFIC DATAVISION

NOTE AND WARRANT PURCHASE AGREEMENT

This Note and Warrant Purchase Agreement (this “Agreement”) is entered into as of January 1, 2013 (the “Effective Date”), by and among Pacific DataVision, a California corporation (the “Company”), and the investors (collectively the “Investors” and each individually, an “Investor”) set forth in the Schedule of Investors, attached hereto as Exhibit A (“Schedule of Investors”).

In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.	PURCHASE AND SALE OF NOTES AND WARRANTS.

1.1     Issue and Sale of Notes and Warrants. Subject to the terms and conditions of this Agreement, the Investors agree to purchase, and the Company agrees to sell and issue to the Investors, redeemable convertible promissory notes (each a “Note”), in an aggregate principal amount of up to approximately $1,000,000 in the form attached hereto as Exhibit B.

1.2     Initial Closing. The initial closing (“Initial Closing”) of the purchase and sale of Notes and Warrants shall take place on January 1, 2013. At the Initial Closing, the Investors shall deliver the purchase price for the Notes and Warrants as set forth on Exhibit A (the “Purchase Price”). The Purchase Price at the Initial Closing shall consist of cash, forgiveness of debt or any combination thereof as approved by the Company’s Board of Directors. Principal and accrued interest of the Notes shall be either payable in cash or convertible into Company equity securities pursuant to the terms of the Notes. The Notes may also be redeemed by the Company pursuant to the terms of the Notes.

1.3     Issuances After Initial Closing. From time to time after the Initial Closing and prior to the one year anniversary of the Initial Closing, certain other investors who agree to execute this Agreement may be offered the opportunity to purchase Notes and Warrants. Investors who purchase Notes and Warrants after the Initial Closing pursuant to this Agreement will be added to Exhibit A hereto, and all Notes purchased after the Initial Closing shall be included within the terms “Investors,” “Investor,” “Notes” and “Warrants” for all purposes herein.

2.	COMPANY REPRESENTATIONS AND WARRANTIES.

The Company hereby represents and warrants to the Investors that, as of the Effective Date, the statements in the following paragraphs of this Section 2 are all true and correct:

2.1     Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of the laws of the State of California. The Company has all corporate power and authority to (a) own, lease and operate its properties, to execute and deliver• this Agreement, the Notes and the Warrants (b) to carry out the provisions of this Agreement, the Notes and the Warrants and (c) to conduct its business as currently conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification except where failure to be so qualified would not have a material adverse effect on its financial condition, business or operations.

2.2     Due Authorization. All corporate action on the part of the Company, its officers, directors and shareholders, necessary for the sale and issuance of the Notes and Warrants has been taken or will be taken prior to the Initial Closing. This Agreement, the Notes and the Warrants are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

2.3     Valid Issuance of Stock. All shares of Company capital stock, when issued, sold and delivered in accordance with the terms of this Agreement, the Notes and the Warrants will be duly and validly issued, fully paid and nonassessable and will be free of any liens or encumbrances created by the Company.

2.4     Governmental Consents. Except for filings (if any) required under federal and state securities laws, and the rules and regulations thereunder, all consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any federal or state governmental authority on the part of the Company required in connection with the consummation of the transactions contemplated herein shall have been obtained prior to and be effective as of the Initial Closing. Based in part on the representations of the Investors set forth in Section 3 below, the offer, sale and issuance of the Notes and the Warrants in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”) and exempt from qualifications under applicable blue sky laws.

3.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor, severally and not jointly, represents and warrants to the Company as follows:

3.1     Due Authorization. All corporate action on the part of the Investor, and, if applicable, its officers, directors, partners and stockholders, necessary for the purchase of the Note and Warrant and the performance of the Investor’s obligations under this Agreement has been taken or will be taken prior to the Initial Closing. This Agreement is a valid and binding obligation of the Investor enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2     Investigation. The Investor acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with the Company’s officers. The Investor further acknowledges having had access to all information about the Company that it has requested or considers necessary for purposes of purchasing the Note and the Warrant.

3.3     Purchase for Own Account. The Note and Warrant that the Investor will purchase hereunder and any shares of Company stock issuable upon conversion of the Note and/or exercise of the Warrant (collectively, the “Securities”) will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.4     Exempt from Registration. The Investor understands that the Securities will not be registered under the Securities Act, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement.

3.5     Economic Risk. The Investor acknowledges that it is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement.

3.6     Restricted Securities. The Investor understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that, in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In particular, the Investor is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act unless (i) a public trading market then exists for the Securities, (ii) adequate information concerning the Company is then available to the public, (iii) the Investor has held the Securities for the applicable holding period specified in Rule 144, and (iv) all other terms and conditions of Rule 144 are satisfied.

3.7     Finder’s Fees. The Investor represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Investor is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. The Investor further agrees to indemnify the Company for any claims, losses or expenses incurred by the Company as a result of the representation in this Section 3.7 being untrue.

3.8     Non-U.S. Investors. If the Investor is not a United States person (as defined by Section 7701 (a)(30) of the Internal Revenue Code of 1986, as amended), such Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Notes, the Warrants or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of a Note and a Warrant, (ii) and foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of a Note or the Warrant. Such Investor’s subscription and payment for and continued beneficial ownership of a Note or the Warrant will not violate any applicable securities or other laws of the Investor’s jurisdiction.

3.9     Restrictive Legends. It is understood that each Note and each Warrant (and each certificate representing Company equity securities that is issued in connection with the conversion of a Note or the exercise of a Warrant) shall be stamped or otherwise imprinted with legends substantially in the following forms (in addition to any legend that may now or hereafter be required by applicable state law):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF COMPANY COMMON STOCK ISSUABLE PURSUANT TO THE TERMS OF THIS SECURITY IS SUBJECT TO A MARKET STANDOFF RESTRICTION FOR UP TO 180 DAYS FOLLOWING THE PUBLIC STOCK OFFERING OF COMPANY STOCK.

4.	CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE INITIAL CLOSING.

The obligation of an Investor to purchase a Note is subject to the fulfillment to the satisfaction of the Investor on or prior to the Initial Closing of the following conditions:

4.1     Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall be true and correct when made, and shall be true and correct as of the Initial Closing with the same force and effect as if they had been made on and as of said date.

4.2     Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE INITIAL CLOSING.

The obligations of the Company under this Agreement are subject to the fulfillment at or before the Closing of the following conditions:

5.1     Representations and Warranties. The representations and warranties of the Investors contained in Section 3 hereof shall be true as of the Initial Closing with the same force and effect as if they had been made on and as of said dates, subject to changes contemplated by this Agreement.

5.2     Payment of Purchase Price. The Investors shall have delivered to the Company the Purchase Price for the Notes and Warrants as set forth in Section 1.2 hereof.

5.3    Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sales of the Notes and Warrants pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Initial Closing.

6.	MISCELLANEOUS.

6.1     Governing Law.

6.1.1     This Agreement, the Notes and the Warrants shall be governed in all respects by the laws of the State of California, without regard to the conflict of law provisions thereof.

6.2     Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3     Entire Agreement. This Agreement, the Notes and the Warrants and the other documents and agreements delivered pursuant hereto constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

6.4     Notices. Except as otherwise provided, all notices and other communications required or permitted hereunder or pursuant to the Notes or Warrants shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) upon delivery, if delivered by hand, (ii) one (1) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iii) one (1) business day after the day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed, (a) if to an Investor•, at such Investor’s address set forth on Exhibit A, or at such other address as such Investor shall have furnished the Company in writing, or (b) if to the Company, at the following address:

Pacific DataVision

Attn: Chief Executive Officer

100 Hamilton Plaza Lobby Level

Paterson, NJ 07505

Facsimile: 973-473-0303

With a copy to:

DLA Piper LLP (US)

Attn: Jeffrey Thacker, Esq.

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Fax: (858) 677-1401

or at such other address as the Company shall have furnished to the Investors in writing.

6.5     Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, each Investor agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any equity securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering. In addition, each Investor agrees to be bound by similar restrictions, and to sign a similar agreement, in connection with no more than one additional registration statement filed within twelve months after the closing date of the initial public offering, provided that the duration of the market standoff period with respect to such additional registration shall not exceed ninety (90) days from the effective date of such additional registration statement.

6.6     Amendments and Waivers. This Agreement, the Notes and the Warrants and any term hereof and thereof may only be amended, waived, discharged or terminated by a written instrument signed by the Company and the holders of a majority of the principal amount of the Notes then outstanding, provided, however, that the Company may increase or decrease the aggregate amount of Notes to be issued set forth in Section 1.1 in its sole discretion. In no event shall the obligation of the Investors to purchase Notes, the Warrants or other securities hereunder be increased, except upon the written consent of all the Investors.

6.7     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or to the Investors upon a breach or default of any party hereto under this Agreement shall impair any such right, power or remedy of the Company or the Investors, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of a breach or default under this Agreement, or any waiver on the part of the Company or the Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Company or the Investors, shall be cumulative and not alternative.

6.8     Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

6.9     Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10     Counterparts. This Agreement may be executed in any number of counterparts, either by original signature or facsimile, but all of which together shall constitute one instrument. Original signatures hereto may be delivered by facsimile or by portable data format (PDF) which shall be deemed originals.

6.11     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

6.12     Future Agreements. The Investor understands and agrees that the conversion of the Notes into, and the sale and purchase of equity securities of the Company may require such Investor’s execution of certain agreements relating to the purchase and sale of such securities as well as registration, co-sale and voting rights, if any, relating to such equity securities. The Investor agrees to execute such agreements and documents and to provide such cooperation and assistance as reasonably requested by the Company in connection with the issuance of such equity securities.

IN WITNESS WHEREOF, the parties hereto have executed this Note and Warrant Purchase Agreement as of the date first written above.

COMPANY:

Pacific DataVision

By:	/s/ John Pescatore

John Pescatore
Chief Executive Officer

INVESTORS:

Andrew Daskalakis

Brian D. McAuley

Brian D. McAuley, as Trusteee for Beth Kathryn

McAuley

Brian D. McAuley, as Trusteee for Christian Brian

McAuley

Brian D. McAuley, as Trusteee for Mary Elizabeth

McAuley

Brian D. McAuley, as Trusteee for Tricia Florence

McAuley

John C. Sites, Jr.

John C. Pescatore

Morgan O’Brien

Northwood Capital Partners, LLC

Northwood Ventures, LLC

SK Partners

Southfield Communications

Richard Rohmann

Eileen Gildea

Steve Schreiber

James Dahl

Arthur Cahoon

Michelle Pescatore